EXHIBIT 21

HESS CORPORATION AND CONSOLIDATED SUBSIDIARIES
SUBSIDIARIES OF THE REGISTRANT

Organized under
Name of Subsidiary	the laws of

Hess Energy Exploration Limited	Delaware
Hess Limited	United Kingdom
Hess Norge A/S	Norway
Hess Oil Virgin Islands Corp.	U.S. Virgin Islands
Hess Receivables LLC	Delaware
Hess (GEA) Limited	Cayman Islands
Hess Energy Trading Company, LLC	Delaware
Hess Egypt West Mediterranean Limited	Cayman Islands
ZAO Samara - Nafta	Russian Federation
ZAO Volganeft	Russian Federation
Hess International Holdings Limited	Cayman Islands
Hess Denmark ApS	Denmark
Amerada Hess Production Gabon	Gabon
Hess Oil and Gas Holdings Inc.	Cayman Islands
Hess (Thailand) Limited	United Kingdom
Hess (ACG) Limited	Cayman Islands
Tioga Gas Plant, Inc.	Delaware

     Other subsidiaries (names omitted because such unnamed subsidiaries, considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary)

     Each of the foregoing subsidiaries conducts business under the name listed, and is 100% owned by the Registrant, except for Hess Energy Trading Company, LLC, which is a trading company that is a joint venture between the Registrant and unrelated parties.

EXHIBIT 21

HESS CORPORATION AND CONSOLIDATED SUBSIDIARIES
SUBSIDIARIES OF THE REGISTRANT

Name of Affiliate	Organized under the laws of

HOVENSA L.L.C. (50% owned)	U.S. Virgin Islands

     Summarized Financial Information of HOVENSA L.L.C. is included in the Registrant’s 2006 Annual Report to Stockholders.

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